SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                               AMENDMENT NO. 3


                                       to

                                    FORM 8-K

                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                  Date of Report (Date of earliest event reported)

                                 April 27, 1999

                            THE HAIN FOOD GROUP, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



          Delaware                   0-22818                   22-3240619
(State or other jurisdiction       (Commission              (I.R.S. Employer
      of incorporation)            File Number)            Identification No.)


                  50 Charles Lindbergh Boulevard
                  Uniondale, New York                             11553
-------------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)
-------------------------------------------------------------------------------
Registrant's telephone number, including area code            (516) 237-6200
-------------------------------------------------------------------------------

Item 2. Acquisition or Disposition of Assets.

     (a) On May 18, 1999, Hain Acquisition Corp., a Delaware corporation ("Hain Acquisition") and wholly-owned subsidiary of The Hain Food Group, Inc. ("Hain"), pursuant to the Agreement and Plan of Merger, dated April 6, 1999, by and among Hain, Hain Acquisition and Natural Nutrition Group, Inc. ("NNG") (the "Merger Agreement"), Hain Acquisition merged with and into NNG with NNG as the surviving corporation (the "Merger").

     As provided in the Merger Agreement,

          (i) each outstanding share of the common stock, par value $.01 per share, of NNG ("NNG Common Stock") was converted into the right to receive a combination of (i) cash and (ii) a 7% subordinated convertible note due 2004 (collectively, the "Notes");

          (ii) each outstanding share of preferred stock was converted into the right to receive cash; and

          (iii) certain options were converted into the right to receive a combination of cash and a Note and certain other options were converted into the right to receive cash.

     The Notes are convertible into shares of Hain common stock, par value $.01 per share ("Hain Common Stock"). The number of shares of Hain Common Stock to be issued upon conversion of each Note will be based upon the conversion price equal to the average of the closing prices of Hain Common Stock for the ten trading days prior to any conversion of that Note.

     Hain has filed a Registration Statement (the "Registration Statement") on Form S-3 to register up to 991,736 shares of Hain Common Stock to be issued to holders of the Notes upon their conversion.

     In connection with the Merger, Hain entered into a Credit Agreement with IBJ Whitehall Bank & Trust Company, as issuer and administrative agent for the lenders named therein, and Fleet Bank, N.A., as syndication agent (the "Credit Facility"). Under the Credit Facility, the term loan portion is $130 million and the revolving line of credit is $30.0 million.

     Hain funded the cash consideration paid to holders of NNG Common Stock through borrowings under the Credit Facility.

     (b) Assets constituting plant, equipment or other physical property acquired by Hain (through its wholly-owned subsidiary Hain Acquisition) in the Merger were used by NNG and its subsidiaries in manufacturing. At the present time, Hain intends to use these assets in the same manner in which they were used prior to the Merger.

Item 7.  Financial Statements and Exhibits.

(a) Financial Statements of business acquired.

     (i) The audited consolidated balance sheets of NNG and its subsidiaries as of December 31, 1997 and 1998, and the related audited consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998, and the related reports of independent auditors, which were filed with the initial filing of our Current Report on Form 8-K on April 27, 1999, are included on pages F-1 through F-22.

     (ii) The unaudited consolidated balance sheets of NNG and its subsidiaries as of March 31, 1999 and December 31, 1998, and the related unaudited consolidated statements of operations and cash flows for each of the three month periods ended March 31, 1998 and 1999 are included on pages F-23 through F-32.

(b) Pro forma financial information.

     The unaudited pro forma combined consolidated balance sheets of Hain as of March 31, 1999 and the unaudited pro forma combined consolidated statements of operations for the year ended June 30, 1998 and the nine months ended March 31, 1999 are included in pages F-33 through F-46.

(c) Exhibits.

Exhibit No.         Description

(2.1)* Agreement and Plan of Merger by and among The Hain Food Group, Inc., Hain Acquisition Corp. and
                    Natural Nutrition Group, Inc. dated April 6, 1999.

(4.1)*              Form of Note.

(20.1)**            Press release dated May 19, 1999.

----------

* Previously filed with the initial filing of our Current Report on Form 8-K filed on April 27, 1999 which was filed in connection with the filing of the Registration Statement on Form S-3 relating to the Merger (the "April 1999 8-K").

**   Previously filed with Amendment No. 1 to the April 1999 8-K.

                          INDEX TO FINANCIAL STATEMENTS


Consolidated balance sheets of NNG and Subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998 (audited)

     Independent Auditor's Report.....................................F-1
     Consolidated balance sheets......................................F-2
     Consolidated statements of operations............................F-4
     Consolidated statements of stockholders'
           deficit....................................................F-5
     Consolidated statements of cash flows............................F-6
     Notes to consolidated financial statements.......................F-8

Consolidated unaudited balance sheets of NNG and Subsidiaries as of December 31, 1998 and March 31, 1999 and the related consolidated unaudited statements of operations and cash flows for each of the three month periods ended March 31, 1998 and 1999

     Consolidated balance sheets......................................F-23
     Consolidated statements of operations............................F-25
     Consolidated statements of cash flows............................F-26
     Notes to consolidated financial statements.......................F-27

Pro Forma Combined Consolidated Financial Information (unaudited)

     Pro forma combined consolidated balance sheets
       as of March 31, 1999...........................................F-35
     Pro forma combined consolidated statement of
       operations for the year ended June 30, 1998....................F-39
     Pro forma combined consolidated statement of
       operations for the nine months ended March 31, 1999 ...........F-43
     Notes to pro forma combined consolidated finan-
       cial information...............................................F-44

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Natural Nutrition Group, Inc. and subsidiaries
(formerly known as Intrepid Food Holdings, Inc.)


We have audited the accompanying balance sheets of Natural Nutrition Group, Inc. and subsidiaries (formerly known as Intrepid Food Holdings, Inc.) (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Natural Nutrition Group, Inc. and subsidiaries (formerly known as Intrepid Food Holdings, Inc.) as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Costa Mesa, California
February 18, 1999, except for Note 7,
  as to which the date is March 30, 1999

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(formerly known as Intrepid Food Holdings, Inc.)

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)

                                                  1997             1998

ASSETS

CURRENT ASSETS:
Cash                                               $    1            $    7
Accounts receivable, net of allowance
 for doubtful accounts of $75 (1997)
 and $60 (1998)                                     4,009             3,117
Other receivables                                     187                66
Inventories (Note 4)                                5,278             5,870
Deferred income taxes (Note 3)                      2,188                --
Prepaid expenses and other current assets             376               869
                                                   ------            ------
   Total current assets                            12,039             9,929

PLANT AND EQUIPMENT, net (Note 5)                  23,358            16,908

INTANGIBLE AND OTHER ASSETS, net (Note 6)          14,815            14,760
                                                   ------            ------

                                                  $50,212           $41,597
                                                  =======           =======

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(formerly known as Intrepid Food Holdings, Inc.)

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 1997 AND 1998 (Continued)
--------------------------------------------------------------------------------
(Dollars in thousands, except share data)

                                                               1997       1998

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Bank overdraft                                                $1,315     $  452
Accounts payable                                               1,474      5,635
Accrued liabilities (Note 13)                                  3,878      6,386
Current portion of long-term debt (Note 7)                     3,025      1,943
                                                              ------     ------
   Total current liabilities                                   9,692     14,416

LONG-TERM LIABILITIES:
Long-term debt, net of current portion (Note 7)
                                                              18,835     17,131
Deferred income taxes (Note 3)                                 1,048          -
Other accrued expenses                                           251         63
                                                              ------     ------
   Total long-term liabilities                                20,134     17,194

COMMITMENTS AND CONTINGENCIES (Note 8)

MANDATORY REDEMPTION SERIES A PREFERRED
  STOCK at redemption value including
  cumulative dividends in arrears of
  $3,412 and $5,710 in December 31, 1997 and
  1998, respectively; 19,567 shares outstanding
  in December 31, 1997 and 1998, respectively
  (Note 9)                                                    22,979     25,277

STOCKHOLDERS' DEFICIT:
Preferred stock, $.001 par value,
  2,000,000 shares authorized, no
  shares issued and outstanding
Common stock, $.001 par value; 65,000
  shares authorized at December 31, 1997
  and 50,000,000 shares authorized at
  December 31, 1998; 4,156,664 shares issued
  and outstanding at December 31, 1997 and
  1998, respectively                                               4          4
Additional paid-in-capital                                     1,429      1,429
Accumulated deficit                                           (4,026)   (16,723)
                                                             -------    -------

   Total stockholders' deficit                                (2,593)   (15,290)
                                                             -------    -------

                                                             $50,212    $41,597
                                                             =======    =======


NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(formerly known as Intrepid Food Holdings, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)

                                                                    1996             1997              1998

NET SALES                                                         $39,942           $67,898             $67,420

COST OF SALES:
Recurring                                                          27,180            42,370              42,293
Restructuring                                                        --                --                   376
                                                                  -------           -------              ------
GROSS PROFIT                                                       12,762            25,528              24,751

OPERATING EXPENSES:
Marketing, selling, and
   distribution                                                     7,177            17,366              19,116
General and administrative                                          5,148             5,759               5,352
Restructuring and other charges (Note 10)
                                                                      --                 --                 7,673
   Total operating expenses                                        12,325            23,125              32,141
                                                                   ------            ------              ------
OPERATING INCOME (LOSS)                                               437             2,403              (7,390)
INTEREST EXPENSE                                                    1,052             1,911               1,733
                                                                   ------            ------              ------
(LOSS) INCOME BEFORE INCOME TAX PROVISION
                                                                     (615)              492              (9,123)
INCOME TAX PROVISION (Note 3)                                          13               387               1,276
                                                                  -------           -------             -------

NET (LOSS) INCOME                                                 $  (628)          $   105            $(10,399)
                                                                  ========          =======            ========


NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(formerly known as Intrepid Food Holdings, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share data)

                                                                        Additional                             Total
                                                                         paid-in         Accumulated       stockholders'
                                               Common Stock              capital           deficit            deficit
                                           Shares         Amount       -----------       -----------       -------------
                                          ----------    --------
BALANCE,
   December 31, 1995                      1,450,000           $2             $498               $(91)         $    409

Issuance of common stock on April
   12, 1996                               2,416,664            2              831                                  833

Preferred dividend (Note 9)                       -            -                -             (1,330)           (1,330)
Net Loss                                          -            -                -               (628)             (628)
                                            -------       ------          -------           ---------        ----------
BALANCE,
   December 31, 1996                      3,866,664            4            1,329             (2,049)             (716)

Issuance of common stock on January
   28, 1997                                 290,000            -              100                  -               100

Preferred dividend (Note 9)                                                                   (2,082)           (2,082)

Net Income                                        -            -                -                105               105
                                            -------       ------          -------            -------          --------
BALANCE
   December 31, 1997                      4,156,664            4            1,429             (4,026)           (2,593)

Preferred dividend (Note 9)                       -            -                -             (2,298)           (2,298)

Net loss                                          -            -                -            (10,399)          (10,399)
                                            -------       ------          -------            -------          ---------
BALANCE

   December 31, 1998                      4,156,664           $4           $1,429           $(16,723)         $(15,290)
                                          =========       ======        =========           ========          ========



NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(formerly known as Intrepid Food Holdings, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share data)

                                                                    1996                1997                1998
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income                                                    $   (628)          $    105            $(10,399)
Adjustments to reconcile net (loss) income to net cash
   provided by
   operating activities:
   Depreciation and amortization                                        2,344              3,445               3,541
   Write-off of plant and equipment                                        --                 --               4,179
   Write-off of inventories                                                --                 --                 376
   Litigation settlement                                                   --                 --               2,029
   Deferred income taxes                                                 (187)               499               1,140
   Gain on sale of plant and equipment                                    (31)               (24)                (32)
   Effect on cash of changes in operating assets and liabilities:
     Accounts receivable, net                                             634               (243)                892
     Inventories, net                                                    (333)              (292)               (968)
     Prepaid expenses and other
       current assets                                                     972                224                (372)
     Accounts payable                                                  (1,061)              (610)              3,298
     Accrued liabilities                                                  602             (2,836)                291
                                                                      -------           ---------             ------
      Net cash provided by operating
        activities                                                      2,312                268               3,975

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of plant and equipment                                           (62)              (446)               (618)
Acquisitions, net of cash
   acquired                                                           (43,592)                 -                   -
Proceeds from sale of plant and equipment                                  31                390                 110
Decrease (increase) in intangible and other assets
                                                                          424               (801)               (675)
                                                                      -------           --------            --------
   Net cash used in investing activities                              (43,199)              (857)             (1,183)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from revolving line of credit
                                                                        2,356              3,250                 239
Proceeds from long-term debt                                           19,012                  -                    -
Principal payments on long-term debt                                     (690)            (3,448)             (3,025)
Issuance of common stock                                                  833                 51                   -
Issuance of mandatory redemption
   preferred stock                                                     18,667                424                   -
                                                                       ------           --------             -------

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(formerly known as Intrepid Food Holdings, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 (Continued)
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share data)

                                                                            1996              1997             1998

   Net cash provided by (used in) financing
   activities                                                               40,178              277            (2,786)
                                                                            ------         --------           --------
NET (DECREASE) INCREASE IN CASH                                               (709)            (312)                6
CASH, beginning of period                                                 $  1,022         $    313           $     1
                                                                          --------         --------           -------

CASH, end of period                                                       $    313         $      1           $     7
                                                                          ========         ========           =======

SUPPLEMENTAL INFORMATION -
   Cash paid during the year for:

     Interest                                                             $  1,886         $    978           $ 1,651
                                                                          ========         ========           =======
     Income taxes                                                         $    406         $      4           $     4
                                                                          ========         ========           =======

  SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
    ACTIVITIES:
  Issuance of preferred and common stock in exchange for debt

                                                                          $      -         $    525           $     -
                                                                          ========         ========           =======
  Mandatory accrued preferred dividends                                   $  1,330         $  2,082           $ 2,298
                                                                          ========         ========           =======

  Purchase of acquisitions, net of cash acquired:
   April 15, 1996 acquisition of Health Valley Company:
     Fair value of assets                                                 $ 43,462
     Goodwill                                                                4,902
     Liabilities assumed                                                   (14,025)
                                                                          --------
         Net cash used to acquire business                                  34,339

October 31, 1996 acquisition of The Breadshop:
     Fair value of assets                                                    2,472
     Trademarks                                                              5,493
     Goodwill                                                                3,519
     Liabilities assumed                                                    (2,231)
                                                                          --------
         Net cash used to acquire business                                   9,253
                                                                          --------

         Net cash used to acquire businesses                              $ 43,592
                                                                          ========


NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization - Natural Nutritional Group, Inc. (formerly known as Intrepid Food Holdings, Inc.) (NNG) was incorporated in the State of Delaware in October 1995 to acquire and develop natural and organic food companies. In April 1996, NNG acquired the outstanding capital stock of Health Valley Foods, Inc. and Health Valley Manufacturing Company (Predecessor Company). In October 1996, NNG acquired The Breadshop, Inc. (Breadshop) (Note 2).

     NNG is a manufacturer and marketer of premium natural and organic food products in the United States. NNG markets (i) breakfast cereals and granolas, (ii) granola bars, cereal bars, cookies, crackers and other baked goods and (iii) canned and instant soups and chilies, as well as other food products, primarily under its Health Valley(R) and Breadshop(R) brands.

     Basis of Presentation - The accompanying consolidated statements of operations and cash flow include the combined activities of NNG and its subsidiaries from the dates of acquisition. Certain amounts in the 1996 financial statements have been reclassified to conform with the 1997 and 1998 presentations.

     Principles of Consolidation - The accompanying consolidated financial statements include the accounts and operations of NNG and its subsidiaries (the Company). All material intercompany balances and transactions have been eliminated.

     Stock Split - During 1998, the Company effected a 290-for-1 stock split of its common stock in connection with an initial public offering which did not become effective. All share and per share amounts included in the accompanying consolidated financial statements and footnotes have been restated to reflect the stock split.

     Inventories - Inventories are valued at the lower of first-in, first-out cost (FIFO) or market value.

     Plant and Equipment - Plant and equipment, including capitalized lease assets, are stated at cost. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is based on the lesser of their estimated useful lives or the terms of the related leases and is calculated using the straight-line method. Useful lives are as follows:

         Machinery and equipment                     3 to 20 years
         Furniture and fixtures                      3 to 14 years
         Leasehold improvements                      5 to 10 years

     Repairs and maintenance are expensed as incurred, whereas significant improvements, which materially increase values or extend useful lives, are capitalized and depreciated over the estimated useful lives of the related assets. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains or losses resulting from the disposal of assets are charged or credited to operations as incurred.

     Fair Value of Financial Instruments - The carrying values of accounts receivable and accounts payable approximate fair value due to the short maturities of such instruments. The carrying values of term loans approximate fair value due to the fact that they are based on variable interest rates.

     Revenue Recognition - The Company records revenue at the time the related products are shipped to the customer.

     Customer Concentration - The Company had significant sales to a significant distributor who accounted for 14% of revenue for the fiscal year ended December 31, 1996. The Company also had significant sales to two individual distributors who accounted for 14% and 13% of revenue for the fiscal year ended December 31, 1997, and 17% and 22% of revenue for the fiscal year ended December 31, 1998. Given the significant amount of revenues derived from certain customers, collectibility issues arising from financial difficulties of any of these customers or the loss of any such customers could have a material adverse effect on the Company's business.

     Vendor Concentration - The Company also utilizes a single contract manufacturer for the production of canned soups and chilis, which accounted for approximately 25% of revenues for each of the two years ended December 31, 1996 and 1997 and 23% of revenues for the year ending December 31,

     1998. The inability of the contract manufacturer to supply the Company with sufficient product quantities in a timely manner could have a material adverse effect until alternate sources could be identified or developed.

     Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Long-Lived Assets - In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company periodically evaluates the recoverability of the net carrying value of plant and equipment and intangible assets using current and anticipated net income and undiscounted cash flows, and, if necessary, an impairment is recorded. During 1998, the Company recorded $1,656 to reflect the impairments of plant and equipment and $476 to writedown the values of assets held for sale to net realizable values. These charges are included in restructuring and other charges in the accompanying consolidated financial statements. The carrying values of the assets written down to net realizable values were approximately $2,545 at December 31, 1998. The Company also wrote off $2,047 of leasehold improvements related to vacated warehouse facilities (Notes 5 and 10).

     Intangible and Other Assets - The excess of purchase price over the fair value of net assets acquired, as well as trademarks related to the Breadshop acquisition, are included in intangible and other assets and are being amortized on a straight-line basis over a 40-year period. Accumulated amortization of intangibles amounted to $113, $499 and $1,229 at December 31, 1996, 1997 and 1998, respectively.

     In 1997, the Company undertook a program to update its packaging designs. Costs of $420 and $782, associated with development of new packaging designs, were capitalized during 1997 and 1998, respectively, and are being amortized over three years, beginning with related product shipments.

     Comprehensive Income - The Company adopted SFAS No. 130, Reporting Comprehensive Income, on January 1, 1998. SFAS

     No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any comprehensive income components requiring separate disclosure.

     Stock-Based Compensation - The Financial Accounting Standards Board's SFAS No. 123, Accounting for Stock-Based Compensation, requires expanded disclosures of stock-based compensation arrangements with employees. The standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. As permitted by the SFAS No. 123, the Company has elected to continue to account for such transactions under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and discloses, in a note to the financial statements, pro forma net income and earnings per share as if the Company had applied the fair value method of accounting. The Company will continue to use APB Opinion No. 25 for measurement and recognition of employee stock-based transactions.

2.   ACQUISITIONS

     On April 15, 1996, pursuant to a stock purchase agreement, NNG acquired all of the outstanding capital stock of the Predecessor Company for $34,339, in cash, including $2,339 in transaction costs. Additionally, pursuant to the stock purchase agreement, the former owner was granted an option to purchase 100 shares of common stock of Health Valley at $22,222.22 per share. During 1997, this option was terminated and a new option was issued. The new option enables the former owner to purchase 406,000 shares of NNG common stock at $.34 per share, and up to an unspecified number of shares of Series A preferred stock at $1,000 per share to be determined based on the number of shares of Series A preferred stock redeemed prior to the exercise of such option.

     The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets acquired based on their estimated fair values. This treatment resulted in approximately $4,903 of cost in excess of the fair value of net assets acquired. This goodwill is being amortized on a straight-line basis over 40 years. Health Valley results of operations have been included in the accompanying financial statements from the date of acquisition.

     On October 31, 1996, the Company completed its acquisition of all of the outstanding capital stock of Breadshop for $9,253 in cash, including $502 in transaction costs. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets acquired based on their estimated fair values. This treatment resulted in approximately $3,519 of cost in excess of the fair value of net assets acquired as of October 31, 1996, and a trademark valuation of $5,493. These amounts are being amortized on a straight-line basis over 40 years. Breadshop's results have been included in the accompanying consolidated financial statements from the date of acquisition. The results of the Company, had Breadshop been acquired as of April 15, 1996 and included in the accompanying financial statements, would be as follows:


     Revenue                                                  $45,969
     Net loss                                                 $  (779)

3.   INCOME TAXES

     In accordance with SFAS No. 109, Accounting for Income Taxes, deferred tax assets and deferred tax liabilities reflect the tax consequences in future years of differences between the income tax bases of assets and liabilities and the corresponding bases used for financial reporting purposes. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Predecessor Company's income tax benefit for the period January 1, 1996 to April 15, 1996 reflects the future income tax benefit expected to be realized.

     Components of the income tax expense are as follows at December 31:

                           1996                 1997                  1998
     Current:
        Federal           $     86             $    -               $   131
        State                   11                  3                     5
        Other                    -               (115)                    -
                           -------             -------               -------
                                97               (112)                  136
     Deferred:
        Federal               (225)               535                (3,413)
        State                  141                (36)                 (333)
                           -------             -------               -------
                              (84)                499                (3,746)
     Change in valuation
        allowance               -                   -                 4,886
                           -------             -------               -------

                           $    13             $  387               $ 1,276
                           =======             ======               =======

     Major components of the Company's net deferred taxes at December 31, 1997 and 1998 are as follows:

                                                   1997            1998

        Net operating loss carryforwards            $2,172          $6,126
        Accruals                                       197           1,320
        Reserves                                       359             760
        Basis difference in acquired assets         (1,198)         (1,477)
        Depreciation and amortization                 (787)         (2,007)
        AMT credit and carryforwards                    80              84
        Capitalization of inventory costs               63              80
        Other, including state taxes                   254               -
                                                    ------          ------
                                                     1,140           4,886
        Valuation allowance                             -           (4,886)
                                                   -------         -------

        Net deferred tax asset (liability)          $1,140         $     -
                                                    ======         =======



     At December 31, 1998, the Company has available net operating loss (NOL) carryforwards of approximately $15,150 and $9,313, for federal and California income taxes, respectively. These NOLs will begin to expire in the Years 2010 and 2000, respectively. The Internal Revenue Code of 1986, as amended, contains provisions that may limit the Company's utilization of its NOL carryforward because of the change in ownership of the Company's stock. The limitation, if any, applies to NOL generated prior to the change in ownership (prior to April 15, 1996). Management believes that the limitations, if any, do not have a material impact on the Company's ability to utilize such net operating losses to offset future earnings.

     Based on the Company's assessment of future realizability of its deferred tax assets, a valuation allowance has been provided, primarily related to net operating loss carryforwards, as it is more likely than not that sufficient taxable income will not be generated to realize these temporary differences.

     In connection with the acquisition of the Predecessor Company and Breadshop by the Company, a tax liability was recorded to reflect the increase in book basis over tax basis for tax basis for such net assets acquired. Such amount is included in noncurrent deferred liabilities in 1997.

4.   INVENTORIES

     Inventories consist of the following:

                                             1997               1998

     Raw materials                         $2,457             $2,622
     Work-in-progress                         237                167
     Finished goods                         2,584              3,081
                                           ------             ------

                                           $5,278             $5,870
                                           ======             ======

5.   PLANT AND EQUIPMENT

     Plant and equipment consists of the following:

                                              1997               1998

     Machinery and equipment               $15,135            $13,715
     Leasehold improvements                  8,994              6,521
     Furniture and fixtures                  2,074              2,211
     Assets not in use                       2,437              2,006
                                           -------            -------
                                            28,640             24,453
     Less accumulated depreciation          (5,282)            (7,545)
                                           --------           --------

                                           $23,358            $16,908
                                           =======            =======


     Equipment held for sale as of December 31, 1997 and 1998, is included in assets not in use. These properties are classified as noncurrent assets and are carried at the lower of cost or net realizable values of $1,821 and $1,345 at December 31, 1997 and 1998, respectively. During 1998, the Company recorded approximately $476 to adjust the carrying values of these assets to estimated net realizable values (Note 1).

6.   INTANGIBLE AND OTHER ASSETS

     Intangible and other assets consist of the following:

                                                1997               1998

     Goodwill                                $8,881              $8,881
     Trademarks                               5,493               5,493
     Other                                      940               1,615
                                             ------              ------
                                             15,314              15,989
     Less accumulated amortization             (499)             (1,229)
                                             ------              ------

                                            $14,815             $14,760
                                            =======             =======


7.   LONG-TERM DEBT

     Debt consists of the following at December 31:

                                              1997               1998

     Revolving line of credit              $4,732              $4,971
     Term Loan A                           10,700               9,050
     Term Loan B                            5,930               4,910
     Other                                    498                 143
                                           ------              ------
                                           21,860              19,074
     Less current portion                  (3,025)             (1,943)
                                           ------              ------

                                          $18,835             $17,131
                                          =======             =======



     As of December 31, 1998, the Company's bank credit agreement consisted of a $6,500 revolving line of credit facility, and two term loan facilities. All of the borrowings were collateralized by substantially all of the assets of the Company's wholly owned subsidiary. Effective December 31, 1998, the interest rate on the revolving line of credit was 8%, the interest rate on Term Loan A was 7.81%, and the interest rate on Term Loan B was 7.76%. The revolving line of credit facility limited the Company's borrowing, based on eligible balances of receivables and inventories. The maximum credit available was $3,680, $4,844 and $5,231 as of December 31, 1996, 1997 and
     1998, respectively. At December 31, 1998, the Company was in violation of certain ratio covenants, and on March 30, 1999, obtained a waiver from the lender through April 30, 1999.

     On January 12, 1999, in conjunction with the acquisition of Sahara Natural Foods, Inc. (Note 15), the Company's bank agreement was amended. The amended agreement included the establishment of a single-term loan, the principal amount of which was increased by $2,500 to $16,460 and, the availability on the revolving credit facility was increased by $1,000 to $7,500.

     The new term loan matures January 15, 2004 and the amended revolving credit facility matures January 15, 2002. The new term loan requires quarterly principal payments, which commence on March 31, 1999, and end December 31, 2003, in increasing amounts, beginning at $450 and ending at $1,018. All of these borrowings are collateralized by substantially all of the assets of the Company's wholly owned subsidiary.

     Interest on the borrowings under these agreements are at varying rates based, at the Company's option, on the bank's prime rate plus .25% per annum, or the London Interbank Offered Rate (LIBOR) plus 2.5% per annum. The borrowings at prime rates have daily terms, while the LIBOR borrowings have terms of one to six months. Interest payments are made at the end of each quarter for prime rate borrowings, and the end of each respective period for LIBOR borrowings. The Company pays an annual commitment fee of .375% on the unused portion of the revolving credit facility.

     The long-term debt agreement contains various restrictive covenants which include a prohibition on payment of dividends, specified minimum net worth and current ratio levels, and specific limitations on leverage ratios and capital expenditure amounts. The agreement also contains a mandatory requirement to make accelerated payments on the term debt in the event of
     (i) a significant sale or disposition of fixed assets or (ii) of excess cash flow (as defined) being generated in a fiscal year. The revolving line of credit facility limits the Company's borrowing, based on eligible balances of receivables and inventories.

     Other debt includes notes payable to a financing company, with underlying fixed assets as collateral, payable in monthly installments ranging from $2 to $8, bearing interest rates of 9.64% to 11.81%, and maturing at various dates through July 2000.

     The scheduled repayments of debt, incorporating the amended credit agreement are as follows:

         1999                               $ 1,943
         2000                                 2,800
         2001                                 3,820
         2002                                 8,941
         2003                                 4,070
                                            -------

                                            $21,574
                                            =======


8.   COMMITMENTS AND CONTINGENCIES

     Operating Leases - The Company leases its facilities under the terms of operating leases. These leases are for terms of five years. During 1998, the Company exercised its option to renew the lease for a five-year term commencing October 1, 1998. However, the monthly rental amount is currently being determined in accordance with the terms of the lease. Currently, the Company is paying a monthly rental of $75. Rent expense related to these leases amounted to $812, $1,147, and $1,132 for the years ended December 31, 1996, 1997 and 1998, respectively.

     Contingencies - The Company is a party to various legal proceedings arising from the normal course of operations, including litigation relating to claims alleging misrepresentation in connection with the Predecessor Company's practices regarding the packaging of certain of its canned products. During 1998, the Company reached a tentative settlement relating to the packaging claims. At December 31, 1998, approximately $2,415 is accrued for the packaging litigation based on the terms of a settlement agreement. Although the ultimate disposition of other proceedings is not determinable, management, based on advice of legal counsel, does not believe that adverse determinations in any or all of such proceedings will have a material adverse effect on the Company's financial position, results of operations, and cash flows.

9.   MANDATORY REDEMPTION 10% PREFERRED STOCK

     The Company's Series A preferred stock has a mandatory redemption value of $9,783 on each of the seventh and eighth anniversary dates from the original issuance or April 12, 2003 and 2004, respectively, plus any accrued but unpaid dividends. Dividends on the Series A preferred stock are cumulative and accrue at a 10% annual rate based on a redemption value of $1,000 per share. In the event of liquidation, dissolution, qualifying sale, or merger of the Company, each holder of Series A preferred stock has a liquidation preference equal to $1,000 per share plus any accrued but unpaid dividends. Subject to certain limitations, the Company, at its option, may redeem all or part of the outstanding shares of Series A preferred stock at the redemption value plus all accrued but unpaid dividends. During fiscal year 1997, the Company issued 900 shares of Series A preferred stock, liquidation value of $1,000 per share, as repayment for $900 of debt. As the Series A preferred stock has characteristics similar to debt instruments, the balance of preferred shares have been classified above shareholders' equity in the financial statements.

10.  RESTRUCTURING AND OTHER CHARGES

     During 1998, the Company recorded a $8,049 charge to operations reflecting its decision to restructure certain operations of the Company in light of revisions in its business strategies, and for other nonrecurring charges. Approximately $4,814 was recorded as a restructuring charge comprised of the following components (i) a $2,047 noncash charge for the write-off of the leasehold improvements in the Company's distribution warehouse as a result of the Company's decision to outsource this function and not renew the lease on the warehouse, (ii) a $1,656 noncash charge for the writedown to net realizable value (determined based upon the expected discounted cash flows) of certain manufacturing assets whose values have been impaired by the Company's revised product offering and (iii) a $1,111 charge for the writedown and buyback of inventories resulting from the Company's decision to accelerate the introduction of new products and packaging. Other nonrecurring charges of $3,235 consists of (iv) a $476 noncash charge for the writedown to net realizable value of certain assets which the Company is holding for sale, (v) approximately $730 of costs incurred by the Company for an initial public offering which did not become effective and,
     (vi) net litigation settlement expenses of $2,029 (Note 8).

11.  RETIREMENT PLANS

     The Company maintains a defined contribution retirement plan (401(k) Savings Plan) (the Plan) that covers all eligible employees who elect to participate. Employees may contribute between 1% and 15% of their earnings under the Plan, subject to annual limits set by the Internal Revenue Service. The Company matches 50% of the participant's contributions, up to 3% of each participant's earnings. In addition, the Company is able to make additional discretionary contributions. The Company's contributions for the periods ended December 31, 1996, 1997 and 1998, were $103, $110 and $120, respectively.

12.  RELATED-PARTY TRANSACTIONS

     Frontenac Company, a private equity firm and the general partner of Frontenac VI Limited Partnership, provides consulting and financial services to the Company. Such services include, but are not limited to, addressing issues related to strategic direction, long-term growth, acquisitions and divestitures, executive recruitment, and new financings. Two directors of the Company are affiliates of Frontenac Company.

     Fees paid by the Company to Frontenac Company in 1996 include a $395 transaction fee related to the Health Valley acquisition and a $100 transaction fee related to the Breadshop acquisition. During 1996, in conjunction with the Breadshop acquisition, the Company entered into a 10% Convertible Promissory note in the amount of $1,000 which was due to Frontenac VI Limited Partnership. This note and the related interest was satisfied on January 31, 1997, through a cash payment of $500 and an issuance of stock valued at $525. Expenses incurred by the Company from Frontenac Company for the years ended December 31, 1996, 1997 and 1998 include Board of Directors fees of $83, $88 and $41, respectively. Management believes that the charges incurred in these transactions were substantially the same as charges which would have been incurred had similar services been provided by unrelated parties.

13.  ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                     1997             1998

     Accrued salaries, vacation, and
       related benefits                              $  897            $1,038
     Accrued packaging litigation (Note 8)              412             2,415
     Accrued acquisition expenses                     1,348               615
     Other accrued liabilities                        1,221             2,318
                                                     ------            ------

                                                     $3,878            $6,386
                                                     ======            ======


14.  STOCK OPTIONS

     In January 1997, the Company amended the Management Option Agreement (Option Agreement) with its Chairman and President. The Option Agreement granted options to purchase

     96,570 common shares at increasing option prices in excess of the fair value ($.34 per share) of the stock at the grant date. The options become fully vested and exercisable on the earlier of: (1) a qualified public offering or approved sale or (2) on the third anniversary from the date of grant. The Option Agreement also contains certain antidilution provisions.

     In March 1997, the Company adopted the 1997 Stock Option Plan (the Option
     Plan) to provide for and formalize the grant of stock options to key employees. In connection with the adoption of the Option Plan, the Company formalized the grant of options for 212,280 shares at $.34 per share to key employees. These options vest one third on the first anniversary date of employment subsequent to the date of grant and one-third on each of the two subsequent anniversary dates. Options granted under the Plan will become fully vested in the event of a fundamental change or stock sale (as defined within the Plan) of the Company.

     At December 31, 1998, 129,920 options were vested and exercisable having a weighted average exercise price of $.34 per share. During fiscal year 1998, 10,150 options were granted, no options were exercised and 9,280 options were forfeited.

     The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the Plan. No compensation cost has been recognized for the Plan. Had compensation cost for the Company's plan been determined based on the fair value at the grant date for awards under those plans consistent with the method of SFAS No. 123, the Company's net income would have decreased by the pro forma amounts indicated below:

                                                        December 31,
                                                   1997              1998

     Net income (loss):
        As reported                               $ 105            $(10,399)
        Pro forma                                 $ 101            $(10,403)

     The fair value of stock options formalized in 1997 and 1998 had a weighted average fair value of $.34 per share at December 31, 1998. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, with the following assumptions used for grants in 1997 and 1998; dividend yield of 0% for all grants risk-free rate of 5.5% in 1998 and 6.68% in 1997; expected life of three years in 1997 and 1998. Volatility of 0% was used (as the Company is not a public entity). Forfeitures are recognized as they occur.

15.  SUBSEQUENT EVENTS (UNAUDITED)

     Acquisition - On January 12, 1999, the Company acquired Sahara Natural Foods, Inc. (Sahara) a California corporation engaged in the manufacture and distribution of natural and organic food products. Under the terms of the acquisition, to be accounted for as a purchase, the Company acquired all of Sahara's common stock for an initial purchase price of $6,700, consisting of a combination of cash and a $400 convertible and an $800 nonconvertible promissory note. The purchase price is subject to a post-closing adjustment based on working capital.

     Amendment of Certificate of Incorporation and By-Laws - In February 1999, the Company approved a third amendment (the third amendment) to its Certificate of Incorporation and approved a reverse 1-for-290 split of each outstanding share of common stock. Effective upon the filing of the third amendment, the Company will have the authority to issue 65,000 shares of common stock at a $.001 per share par value and 35,000 shares of preferred stock at a $.001 per share par value. The 35,000 shares of the preferred stock will be designated "Series A preferred stock."

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 1998
AND MARCH 31, 1999

-------------------------------------------------------------------------------
(Dollars in thousands)
(UNAUDITED)

                                                 December 31,       March 31,
                                                     1998             1999

ASSETS
CURRENT ASSETS:
Cash                                                      $7             $27
Accounts receivable, net                               3,117           3,613
Other receivables                                         66              66
Inventories                                            5,870           6,471
Prepaid expenses and other current assets
                                                         869             619
                                                     -------         -------
   Total current assets                                9,929          10,796
PLANT AND EQUIPMENT, net                              16,908          16,452
INTANGIBLE AND OTHER ASSETS, net                      14,760          20,948
                                                     -------         -------

                                                     $41,597         $48,196
                                                     =======         =======



See accompanying notes to consolidated financial statements.

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 1998 AND MARCH 31, 1999(Continued)
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)
(UNAUDITED)

                                                     December 31,     March 31,
                                                         1998            1999

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Bank overdraft                                           $   452        $   665
Accounts payable                                           5,635          3,770
Accrued liabilities                                        6,386          6,293
Current portion of long-term debt                          1,943          2,244
                                                         -------        -------
   Total current liabilities                              14,416         12,972

LONG-TERM LIABILITIES:
Long-term debt, net of current portion                    17,131         19,331
Other accrued expenses                                        63            100
                                                         -------        -------
   Total long-term liabilities                            17,194         19,431

COMMITMENTS AND CONTINGENCIES

MANDATORY REDEMPTION SERIES A PREFERRED
  STOCK at redemption value including
  cumulative dividends in arrears of $5,710
  and $6,333 in December 31, 1998 and
  March 31, 1999, respectively; 19,567
  shares outstanding in December 31, 1998
  and March 31, 1999, respectively                        25,277         25,900


STOCKHOLDERS' DEFICIT:
Preferred stock, $.001 par value,
  2,000,000 shares authorized at December 31,
  1998 and 35,000 shares authorized at
  March 31, 1999, no shares issued and
  outstanding
  Common stock, $.001 par value;
  50,000,000 shares authorized at December 31,
  1998 and 65,000 shares authorized at
  March 31, 1999; 4,156,664 shares and
  19,099 shares issued and outstanding at
  December 31, 1998 and March 31, 1999,
  respectively                                                 4             --

Additional paid-in-capital                                 1,429          7,242
Accumulated deficit                                      (16,723)       (17,349)
                                                         -------        -------
   Total stockholders' deficit                           (15,290)       (10,107)
                                                         -------        -------
                                                         $41,597        $48,196
                                                         =======        =======

See accompanying notes to consolidated financial statements.

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 (UNAUDITED)
-------------------------------------------------------------------------------
(Dollars in thousands)

                                                     Three Months ended
                                                          March 31,
                                                    1998             1999

NET SALES                                          $17,568           $17,156

COST OF SALES                                       10,960            10,751

GROSS PROFIT                                         6,608             6,405

OPERATING EXPENSES:
Marketing, selling, and distribution                 4,891             4,200
General and administrative                           1,292             1,527
Merger-related and other charges                                         442

   Total operating expenses                          6,183             6,169

OPERATING INCOME                                       425               236

INTEREST EXPENSE                                       458               435

LOSS BEFORE INCOME TAX PROVISION                       (33)             (199)

INCOME TAX BENEFIT                                     (25)             (194)

NET LOSS                                           $    (8)          $    (5)

See accompanying notes to consolidated financial statements.

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

                                                                                          Three Months ended
                                                                                              March 31,
                                                                                       1998               1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                                  $   (8)         $   (5)
Adjustments to reconcile net loss to net cash provided by (used
   in) operating activities:
   Depreciation and amortization                                                             917             958
   Deferred income taxes                                                                      --            (106)
   Effect on cash of changes in operating assets and liabilities:
     Accounts receivable, net                                                                680             178
     Inventories, net                                                                        280             179
     Prepaid expenses and other current
     assets                                                                                  225             379
     Accounts payable                                                                        687          (2,511)
     Accrued liabilities                                                                    (262)           (333)
                                                                                           -----          ------
      Net cash provided by (used in) operating activities
                                                                                           2,519          (1,260)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of plant and equipment                                                              (60)             (8)
Acquisitions, net of cash acquired                                                             --          (5,627)
Proceeds from sale of plant and equipment                                                     50               --
Increase in intangible and other assets                                                     (196)           (464)
                                                                                           -----          ------
   Net cash used in investing activities                                                    (206)         (6,099)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from revolving line of credit/ bank overdraft
                                                                                          (1,464)           (494)
Proceeds from long-term debt, net                                                             --           2,460
Principal payments on long-term debt                                                        (894)           (450)
Issuance of common stock                                                                      --           5,808
                                                                                           -----          ------
   Net cash (used in) provided by financing activities                                    (2,313)          7,324
                                                                                           -----          ------
NET DECREASE IN CASH                                                                        --          $    (35)

CASH, beginning of period                                                               $    1          $     62
                                                                                        --------        --------
CASH, end of period                                                                     $    1          $     27
                                                                                        ========        ========

See accompanying notes to consolidated financial statements.

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)


1.   GENERAL:

     Natural Nutritional Group, Inc. (NNG) was incorporated in the State of Delaware in October 1995 to acquire and develop natural and organic food companies. In April 1996, NNG acquired the outstanding capital stock of Health Valley Foods, Inc. and Health Valley Manufacturing Company (Predecessor Company). In October 1996, NNG acquired The Breadshop, Inc. (Breadshop). In January 1999, NNG acquired Sahara Natural Foods, Inc. (Sahara) (Note 3).

     NNG is a manufacturer and marketer of premium natural and organic food products in the United States. NNG markets (i) breakfast cereals and granolas, (ii) granola bars, cereal bars, cookies, crackers and other baked goods and (iii) canned and instant soups and chilies, (iv) dinner entrees, pastas and side dishes, as well as other food products, primarily under its Health Valley(R), Breadshop(R) and Casbah(R) brands.

     In February 1999, the Company approved a third amendment (the third amendment) to its Certificate of Incorporation and approved a reverse 1-for-290 split of each outstanding share of common stock. Effective upon the filing of the third amendment, the Company had the authority to issue 65,000 shares of common stock at a $.001 per share par value and 35,000 shares of preferred stock at a $.001 per share par value. The 35,000 shares of the preferred stock are designated "Series A preferred stock."

2.   BASIS OF PRESENTATION:

     All amounts in the financial statements have been rounded to the nearest thousand dollars, except share and per share amounts.

     The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included.

3.   ACQUISITIONS:

     On January 12, 1999, the Company completed its acquisition of all of the outstanding capital stock of Sahara Natural Foods, Inc. for an initial purchase price of $6,800, including $100 in transaction costs, consisting of a combination of cash and a $400 convertible and an $800 nonconvertible promissory note. The acquisition was accounted for using the purchase method. Accordingly, the adjustment to record the excess of the purchase price over the net assets acquired amounted to $6,090. This goodwill is being amortized on a straight-line basis over 40 years. The purchase price is subject to a post-closing adjustment based on working capital as of December 31, 1998. Sahara's results have been included in the accompanying consolidated financial statements from the date of acquisition. Unaudited pro forma results of operations (in thousands) for the three months ended March 31, 1998 and 1999, assuming the above acquisition had occurred as of January 1, 1998 are as follows:


                                           March 31,
                                     1998              1999



     Revenue                       $18,803           $17,303
                                   =======           =======
     Net loss                      $    89           $    31
                                   =======           =======


4.   INVENTORIES:

     Inventories consist of the following:


                                     December 31,                March 31,
                                         1998                      1999

     Raw materials                   $   2,622                 $   3,372
     Work-in-progress                      167                       315
     Finished goods                      3,091                     2,784
                                     ---------                 ---------
                                     $   5,870                 $   6,471
                                     =========                 =========

5.   INTANGIBLE AND OTHER ASSETS:

     Intangible and other assets consist of the following:

                                            December 31,       March 31,
                                                1998              1999


     Goodwill                                  $  8,881         $ 14,971
     Trademarks                                   5,493            5,493
     Other                                        1,615            1,998
                                               --------         --------
                                                 15,989           22,462
     Less accumulated amortization               (1,229)          (1,514)
                                               --------         --------
                                               $ 14,760         $ 20,948
                                               ========         ========
6.   LONG-TERM DEBT:

     Debt consists of the following:


                                           December 31,         March 31,
                                               1998                1999

     Revolving line of credit                  $ 4,971             $ 4,262
     Term Loans                                 13,960              16,010
     Notes Payable                                  --               1,200
     Other                                         143                 103
                                               --------         --------
                                                19,074              21,575
     Less current portion                       (1,943)             (2,244)
                                               --------         --------
                                               $17,131             $19,331
                                               ========         ========

     On January 12, 1999, in conjunction with the acquisition of Sahara Natural Foods, Inc. (Note 3), the Company's bank agreement was amended. The amended agreement included the establishment of a single-term loan, the principal amount of which was increased by $2,500 to $6,460 and, the availability on the revolving credit facility was increased by $1,000 to $7,500.

     The new term loan matures January 15, 2004 and the amended revolving credit facility matures January 15, 2002. The new term loan requires quarterly principal payments, which commenced on March 31, 1999, and end December 31, 2003, in increasing amounts, beginning at $450 and ending at $1,018. All of these borrowings are collateralized by substantially all of the assets of the Company's wholly owned subsidiary.

     Interest on the borrowings under these agreements are at varying rates based, at the Company's option, on the bank's prime rate, plus .25% per annum, or the London Interbank Offered Rate (LIBOR) plus 2.5% per annum. The borrowings at prime rates have daily terms, while the LIBOR borrowings have terms of one to six months. Interest payments are made at the end of the each quarter for prime rate borrowings, and the end of each respective period for LIBOR borrowings. The Company pays an annual commitment fee of .375% on the unused portion of the revolving credit facility.

     The long-term debt agreement contains various restrictive covenants which include a prohibition on payment of dividends, specified minimum net worth and current ratio levels, and specific limitations on leverage ratios and capital expenditure amounts. The agreement also contains a mandatory requirement to make accelerated payments on the term debt in the event of
     (i) a significant sale or disposition of fixed assets or (h) of excess cash flow (as defined) being generated in a fiscal year. The revolving line of credit facility limits the Company's borrowing, based on eligible balances of receivables and inventories.

     Effective March 31, 1999, the interest rate on the revolving line of credit was 7.47% and the interest rate on the term loan was 7.48%. The maximum credit available on the revolving line of credit facility was $4,577. At March 31, 1999, the Company was in violation of certain ratio covenants, and on March 30, 1999, obtained a waiver from the lender through April 30, 1999. On May 18, 1999, in connection with the acquisition of the Company by The Hain Food Group, Inc. (Note 10), all outstanding indebtedness under the term loan and revolving credit facility was repaid by the Company.

     Notes payable reflect a $400 convertible and an $800 nonconvertible promissory note payable to the former owner of Sahara related to the acquisition of Sahara (Note 1). The notes require semi-annual principal and interest payments, which commence on June 30, 1999 and end December 31, 2003, in increasing amounts, beginning at $50 and ending at $175. Interest is payable quarterly in arrears at the Company's bank's prime rate. The notes payable are subordinated to the revolving credit facility and the term loan.

7.   CONTINGENCIES:

     The Company is a party to various legal proceedings arising from the normal course of operations, including litigation relating to claims alleging misrepresentation in connection with the Predecessor Company's practices regarding the packaging of certain of its canned products. The Company reached a settlement relating to the packaging claims during the second quarter of 1998. At March 31, 1999, approximately $2,019 is accrued for the packaging litigation based on the terms of a settlement agreement. Although the ultimate disposition of other proceedings is not determinable, management, based on advice of legal counsel, does not believe that adverse determinations in any or all of such proceedings will have a material adverse effect on the Company's financial position, results of operations, and cash flows.

8.   MANDATORY REDEMPTION 10% PREFERRED STOCK:

     The Company's Series A preferred stock has a mandatory redemption value of $9,783 on each of the seventh and eighth anniversary dates from the original issuance or April 12, 2003 and 2004, respectively, plus any accrued but unpaid dividends. Dividends on the Series A preferred stock are cumulative and accrue at a 10% annual rate based on a redemption value of $1,000 per share. In the event of liquidation, dissolution, qualifying sale, or merger of the Company, each holder of Series A preferred stock has a liquidation preference equal to $ 1,000 per share plus any accrued but unpaid dividends. Subject to certain limitations, the Company, at its option, may redeem all or part of the outstanding shares of Series A preferred stock at the redemption value plus all accrued but unpaid dividends. As the Series A preferred stock has characteristics similar to debt instruments, the balance of preferred shares have been classified above shareholders' equity in the financial statements.

     In connection with the acquisition of the Company by The Hain Food Group, Inc., (Note 10), all of the outstanding Series A preferred stock was redeemed by the Company.

9.   MERGER-RELATED AND OTHER CHARGES:

     During the second and fourth quarters of 1998, the Company recorded a $8,049 charge to operations reflecting its decision to restructure certain operations of the Company in light of revisions in its business strategies, and for other nonrecurring charges. Approximately $4,814 was recorded as a restructuring charge comprised of the follow-ing components (i) a $2,047 noncash charge for the write-off of the leasehold improvements in the Company's distribution warehouse as a result of the Company's decision to outsource this function and not renew the lease on the warehouse, (ii) a $1,656 noncash charge for the writedown to net realizable value of certain manufacturing assets whose values have been impaired by the Company's revised product offering and (iii) a $1,111 charge for the writedown and buyback of inventories resulting from the Company's decision to accelerate the introduction of new products and packaging. Other nonrecurring charges of $3,235 consists of (iv) a $476 noncash charge for the writedown to net realizable value of certain assets which the Company is holding for sale, (v) approximately $730 of costs incurred by the Company for an initial public offering in August 1998, which did not become effective and, (vi) net litigation settlement expenses of $2,029 (Note 7).

     During the period ending March 31, 1999, the Company incurred additional costs of approximately $62 related to the initial public offering which did not become effective. In addition, the Company incurred $380 of transaction costs related to the acquisition of the Company by Hain Food Group, Inc. (Note 10).

10.  SUBSEQUENT EVENT:

     On May 18, 1999, The Hain Food Group, Inc., a leading marketer of natural, specialty and snack food products, purchased the outstanding common stock of the Company. The purchase price consists of $70 million in cash and a five year $10 million convertible note.


                                   * * * * * *

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS



          The following unaudited pro forma combined consolidated financial statements are presented to give effect to the purchase agreement and the acquisition of Natural Nutrition Group, Inc. ("NNG") under the purchase method of accounting. In addition, the pro forma combined consolidated financial statements are presented to also include the historical and pro forma adjusted information of Sahara Natural Foods, Inc. ("Sahara"), which NNG acquired on January 12, 1999 under the purchase method of accounting. (collectively, the Company's acquisition of NNG and the NNG acquisition of Sahara, are referred to as the "NNG Acquisition"). The balance sheet assumes that the NNG Acquisition had been consummated on March 31, 1999. The statement of operations for the year ended June 30, 1998, assumes that the NNG Acquisition, the July 1, 1998 acquisition of Arrowhead, Terra and Garden of Eatin' (collectively, the "Acquired Companies") and the October 14, 1997 acquisition of Westbrae Natural, Inc. ("Westbrae") had been consummated on July 1, 1997. The statement of operations for the nine months ended March 31, 1999 assumes that the NNG Acquisition had been consummated on July 1, 1997. Hain management anticipates that it will be able to achieve significant cost synergies and savings as a result of the NNG Acquisition. However, in accordance with the rules for presentation of pro forma financial information, no effect to such cost savings has been included herein. In addition, the NNG historical results include certain restructuring and other nonrecurring charges for the year ended June 30, 1998 and nine months ended March 31, 1999 that are not expected to continue following the NNG Acquisition. The pro forma financial statements are not necessarily indicative of the results of operations or the financial position which would have occurred had the NNG Acquisition, the Acquired Companies acquisition and the Westbrae acquisition been consummated at such times, nor are they necessarily indicative of future results of operations or financial position. The allocation of the purchase price of NNG is preliminary and does not reflect the fair value adjustments to the NNG assets and liabilities, since such amounts are not able to be estimated at this time. We will determine the fair value of NNG's assets and liabilities through independent appraisals, which will include appraisals of machinery and equipment, patents, trademarks and trade names. These adjustments could result in a material variation from the preliminary allocation presented in the pro forma financial statements. The unaudited pro forma combined consolidated financial statements should be read in conjunc-tion with the historical consolidated financial statements of Hain, including the notes thereto, incorporated by reference herein and the financial statements of NNG, included herein, and the Acquired Companies, incorporated by reference herein, including the notes thereto.

                   THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES
                  PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                 March 31, 1999
                                 (in thousands)
                                   (Unaudited)


                                                                                    Pro Forma         Pro Forma
                                                                                   Adjustments       as Adjusted
                                                       Historical                    for NNG           for NNG

                                                  Hain               NNG           Acquisition       Acquisition
                                                                                    (Note 1)
ASSETS
Current assets:
Cash...................................             $    442         $   27                             $    469
Trade accounts receivable, net.........               22,245          3,679                               25,924
Inventories............................               18,417          6,471                               24,888
Other current assets...................                3,865            619                                4,484
                                                    --------        -------         -------------       --------
Total current assets...................               44,969         10,796                               55,765
Property and equipment, net............                7,798         16,452                               24,250
Goodwill and other intangible assets,
   net.................................              129,219         14,366          $(14,366)(a)        189,517
                                                                                       60,298 (a)
Deferred financing costs, net..........                2,008            259              (259)(b)          4,008
Other assets...........................                4,885          6,323                               11,208
                                                    --------        -------         -------------       --------
Total assets...........................             $188,879        $48,196           $47,673           $284,748
                                                    ========        =======         =============       ========


                   THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES
                  PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                 March 31, 1999
                                 (in thousands)
                                   (Unaudited)
                                   (Continued)



                                                                                    Pro Forma         Pro Forma
                                                                                   Adjustments       as Adjusted
                                                       Historical                    for NNG           for NNG
                                                  Hain               NNG           Acquisition       Acquisition
                                                                                    (Note 1)

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses..              $17,882        $10,828            $2,500 (c)        $31,210
Current portion of long-term debt......                6,765          2,244            (1,194)(b)          7,815
Revolving credit facility..............                                                 2,591 (b)          2,591
Income taxes payable...................                3,493                                               3,493
                                                     -------        -------          ------------        -------
Total current liabilities..............               28,140         13,072             3,897             45,109
Long-term debt, less current portion...               54,456         19,331           (73,581)(b)            206
Term Loan A............................                                                67,500 (b)         67,500
Term Loan B............................                                                54,850 (b)         54,850
Seller Notes...........................                                                10,000 (a)         10,800
                                                                                          800 (b)
Other liabilities......................                2,700                                               2,700
Deferred income taxes..................                1,222                                               1,222
                                                     -------        -------          ------------        -------
Total liabilities......................               86,518         32,403            63,466            182,387
                                                     -------        -------          ------------        -------
Commitments and
   contingencies
Mandatory Redemption Series A
   Preferred Stock.....................                              25,900           (25,900)(b)
Stockholders' equity:
Preferred stock - no shares issued
Common stock...........................                  138                                                 138
Additional paid-in capital.............               86,703          7,242            (7,242)(b)         86,703
Retained earnings......................               15,795        (17,349)           17,349 (b)         15,795
                                                     -------        -------          ------------        -------
                                                     102,636        (10,107)           10,107            102,636
Less:  treasury stock, at cost.........                  275                                                 275
                                                     -------        -------          ------------        -------
Total stockholders' equity.............              102,361        (10,107)           10,107            102,361
                                                     -------        -------          ------------        -------
Total liabilities and
   stockholders' equity................             $188,879        $48,196           $47,673           $284,748
                                                    ========        =======           ===========       ========


             See notes to unaudited pro forma combined consolidated
                             financial information.


Pro Forma Balance Sheet Adjustments


Note 1 - NNG Acquisition

     On January 12, 1999, NNG acquired all of the common stock of Sahara in a business combination accounted for as a purchase. This transaction has already been included in the NNG historical March 31, 1999 balance sheet. The purchase price consisted of $5.5 million in cash, plus $.1 million of transaction costs, the issuance of a $.8 million promissory note (bearing interest at prime, 7.75%) and the issuance of a $.4 million convertible note (bearing interest at prime, 7.75%). The cash portion of the purchase price was funded by an equity infusion by one of NNG's principal shareholders immediately prior to the Sahara transaction. Such equity infusion amounted to approximately $5.7 million in exchange for common stock of NNG. In addition, on January 12, 1999, NNG borrowed $2.5 million from its bank under an amended term loan agreement. NNG incurred $.2 million of financing costs in connection with this amendment. In addition, NNG entered into a noncompete agreement with the former owner of Sahara valued at $.15 million. The adjustment to record the excess of the estimated purchase price over the net assets acquired in connection with this acquisition amounting to $6.1 million.

     In connection with Hain's acquisition of NNG, all indebtedness, including that described above except the $.8 million promissory note, was repaid at closing.

     (a) Adjustment to record the excess of the estimated purchase price over the net assets acquired in connection with Hain's acquisition of NNG of $60.3 million, after elimination of NNG's pro forma goodwill of $14.4 million. A portion of the financing for this acquisition was done through the issuance of a $10 million convertible promissory note bearing interest at 7%.

     (b) Adjustment to record the elimination of the equity (including $25.9 million mandatory redemption Series A preferred stock) of NNG of $15.8 million, the NNG debt of $20.8 million (including $.3 million of debt issuance costs) not assumed by Hain, and elimination of the Company's existing current and long term debt of $60.9 million. Adjustment to record the proceeds used under the Company's

          $160 million Senior Secured loan facility. The Company incurred approximately $2 million of financing costs associated with this new loan facility.

     (c) Adjustment for estimated transaction costs (other than financing costs), including but not limited to, legal and accounting fees, due diligence services and other costs.

                   THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES
             PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                        For the Year Ended June 30, 1998
                 Amounts in thousands, except per share amounts.
                                   (Unaudited)

                                                        Pro Forma        Pro Forma
                                                       as Adjusted          NNG                             Pro Forma
                                                           for          as Adjusted                        as Adjusted
                                                        Companies           for              NNG               for
                                                         Acquired         Sahara          Pro Forma            NNG
                                                       July 1, 1998     Acquisition      Adjustments      Acquisitions
                                                     (from page F-40)  (from page          (note 4)
                                                                       F-42)

Net sales.....................................           $173,249          $74,043                           $247,292
Cost of sales.................................            105,513           45,696                            151,209
                                                     ----------------- -------------- ------------ ----- ----------------
Gross profit..................................             67,736           28,347                             96,083
                                                     ----------------- -------------- ------------ ----- ----------------

Management fees and restructuring expenses....              1,479            6,943                              8,422
Selling, general and administrative expenses..             48,626           25,796                             74,422
Depreciation of property and equipment........                565              861                              1,426

                                                                                           $(381)  (16)          (381)
Amortization of goodwill and other intangibles              3,276              615         1,507   (17)         5,398
                                                     ----------------- -------------- ------------ ----- ----------------
                                                           53,946           34,215         1,126               89,287
                                                     ----------------- -------------- ------------ ----- ----------------

Operating income (loss).......................             13,790           (5,868)       (1,126)               6,796
                                                     ----------------- -------------- ------------ ----- ----------------

                                                                                          (7,678)  (18)
Interest expense..............................              5,658            2,082        11,180   (19)        11,242
Amortization of deferred financing costs......                469               88           312   (20)           869
                                                     ----------------- -------------- ------------ ----- ----------------
                                                            6,127            2,170         3,814               12,111
                                                     ----------------- -------------- ------------ ----- ----------------

Income(loss) before income taxes..............              7,663           (8,038)       (4,940)              (5,315)
                                                                                 0
Provision for income taxes....................              3,372           (2,580)       (1,134)  (21)          (342)
                                                     ----------------- -------------- ------------ ----- ----------------

Income (loss) from continuing
   operations.................................             $4,291          $(5,458)      $(3,806)             $(4,973)
                                                     ================= ============== ============ ===== ================

Earnings (loss) per common share from
   continuing operations

    Basic.....................................             $0.36                                              ($0.42)
                                                     =================                                   ================
    Diluted...................................             $0.32                                                  (a)
                                                     =================                                   ================

Common equivalent shares weighted:

   Basic......................................             11,985                                              11,895
   Diluted....................................             13,609


             See notes to unaudited pro forma combined consolidated
                             financial information.


(a) Diluted loss per common share from continuing operations is not shown as such would be anti-dilutive.

                   THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES
             PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                        For the Year Ended June 30, 1998
                 Amounts in thousands, except per share amounts.
                                   (Unaudited)
                                   (continued)

                                                                                                            Pro Forma
                                                                                                           as Adjusted
                                                        Pro Forma                          Companies           for
                                                       as Adjusted        Companies         Acquired        Companies
                                                           for            Acquired        July 1, 1998       Acquired
                                                         Westbrae       July 1, 1998       Pro Forma       July 1, 1998
                                                       Acquisition       Historical       Adjustments
                                                     (from page F-41)                       (note 2)      (to page F-39)

Net sales.....................................          $114,892            $58,357                            $173,249
Cost of sales.................................            68,043             37,470                             105,513
                                                     ----------------- ---------------- ----------------- ---------------
Gross profit..................................            46,849             20,887                              67,736
                                                     ----------------- ---------------- ----------------- ---------------

Management fees and restructuring expenses....                                1,479                               1,479
Selling, general and administrative expenses..            34,018             14,518                              48,626
Depreciation of property and equipment........               257              1,333        (1,025)(6)               565

                                                                                             (139)(7)
Amortization of goodwill and other intangibles             1,393                139         1,883(8)              3,276
                                                     ----------------- ---------------- ----------------- ---------------
                                                          35,758             17,469           719                53,946
                                                     ----------------- ---------------- ----------------- ---------------

Operating income..............................            11,091              3,418          (719)               13,790
                                                     ----------------- ---------------- ----------------- ---------------

                                                                                           (1,518)(9)
Interest expense..............................             2,606              1,518         3,052 (10)            5,658
Write-off of deferred loan
   financing fees.............................                                  560          (560)(11)
   Amortization of deferred financing costs...               469                                                    469
                                                     ----------------- ---------------- ----------------- ---------------
                                                           3,075              2,078           974                 6,127
                                                     ----------------- ---------------- ----------------- ---------------

Income(loss) before income taxes..............             8,016              1,340        (1,693)                7,663

Provision for income taxes....................             3,432                978     (1,038)(12)               3,372
                                                     ----------------- ---------------- ----------------- ---------------

Income  from continuing
   operations.................................            $4,584               $362         $(655)               $4,291
                                                     ================= ================ ================= ===============

Earnings per common share from
   continuing operations
    Basic.....................................            $0.45                                                 $0.36
                                                     =================                                    ===============
    Diluted...................................            $0.39                                                 $0.32
                                                     =================                                    ===============

Common equivalent shares weighted:
   Basic......................................            10,269                                                 11,985
   Diluted....................................            11,893                                                 13,609


             See notes to unaudited pro forma combined consolidated
                             financial information.

                   THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES
             PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                        For the Year Ended June 30, 1998
                 Amounts in thousands, except per share amounts.
                                   (Unaudited)
                                   (continued)



                                                                          Westbrae                          Pro Forma
                                                                      July 1, 1997 to                      as Adjusted
                                                                        October 13,         Westbrae           for
                                                          Hain              1997            Pro Forma        Westbrae
                                                       Historical        Historical        Adjustments     Acquisition
                                                                                            (note 1)      (to page F-40)
Net sales.....................................          $104,253           $10,639                            $114,892
Cost of sales.................................            61,797             6,246                              68,043
                                                     --------------- ------------------- ---------------- ---------------
Gross profit..................................            42,456             4,393                              46,849
                                                     --------------- ------------------- ---------------- ---------------

Management fees and restructuring expenses....

   Selling, general and administrative
   expenses...................................            30,402             3,706                              34,108
Depreciation of property and equipment........               257                                                   257

                                                                                             (54)(1)
Amortization of goodwill and other intangibles             1,311                             136 (2)             1,393
                                                     --------------- ------------------- ---------------- ---------------
                                                          31,970             3,706            82                35,758
                                                     --------------- ------------------- ---------------- ---------------

Operating income..............................            10,486               687           (82)               11,091
                                                     --------------- ------------------- ---------------- ---------------


Interest expense..............................             2,128                31           447 (3)             2,606
Amortization of deferred financing costs......               474                              (5)(4)               469
                                                     --------------- ------------------- ---------------- ---------------
                                                           2,602                31           442                 3,075
                                                     --------------- ------------------- ---------------- ---------------

Income(loss) before income taxes..............             7,884               656          (524)                8,016

Provision for income taxes....................             3,250                31           151 (5)             3,432
                                                     --------------- ------------------- ---------------- ---------------

Income (loss) from continuing
   operations.................................            $4,634              $625         $(670)               $4,584
                                                     =============== =================== ================ ===============

Earnings per common share from
   continuing operations
    Basic.....................................            $0.45                                                 $0.45
                                                                                                          ===============
                                                     ===============
    Diluted...................................            $0.39                                                 $0.39
                                                     ===============                                      ===============

Common equivalent shares weighted:
   Basic......................................            10,269                                                10,269
   Diluted....................................            11,893                                                11,893


             See notes to unaudited pro forma combined consolidated
                             financial information.


                   THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES
             PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                        For the Year Ended June 30, 1998
                 Amounts in thousands, except per share amounts.
                                   (Unaudited)
                                   (continued)


                                                                                                         Pro Forma NNG
                                                                                                          as Adjusted
                                                                                           Sahara             for
                                                         NNG(b)         Sahara(b)        Pro Forma          Sahara
                                                       Historical       Historical      Acquisitions     Acquisitions
                                                                                          (note 3)      (to page F-39)
Net sales.....................................           $68,660          $5,383                             $74,043
Cost of sales.................................            42,723           2,973                              45,696
                                                     ---------------- --------------- ----------------- ----------------
Gross profit..................................            25,937           2,410                              28,347
                                                     ---------------- --------------- ----------------- ----------------

Management fees and restructuring expenses....             6,943                                               6,943
Selling, general and administrative expenses..            23,362           2,434                              25,796
Depreciation of property and equipment........               851              10                                 861
Amortization of goodwill and other intangibles               462                          $153 (13)              615
                                                     ---------------- --------------- ----------------- ----------------
                                                          31,618           2,444           153                34,215
                                                     ---------------- --------------- ----------------- ----------------

Operating income (loss).......................            (5,681)            (34)         (153)               (5,868)
                                                     ---------------- --------------- ----------------- ----------------


Interest expense..............................             1,789                           293 (14)            2,082
Amortization of deferred financing costs......                48                            40 (15)               88
                                                     ---------------- --------------- ----------------- ----------------
                                                           1,837                           333                 2,170
                                                     ---------------- --------------- ----------------- ----------------

Loss before income taxes......................            (7,518)            (34)         (486)               (8,038)

Provision for income taxes....................            (2,580)                                             (2,580)
                                                     ---------------- --------------- ----------------- ----------------

Loss from continuing operations...............           $(4,938)           $(34)        $(486)              $(5,458)
                                                     ================ =============== ================= ================


             See notes to unaudited pro forma combined consolidated
                             financial information.


(b) NNG and Sahara have historically provided financial information under calendar year end December 31 reporting dates. The information provided herein is the actual twelve month period ended June 30, 1998 financial information for each respective entity.

                   THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES
             PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED MARCH 31, 1999
                 Amounts in thousands except per Share Amounts.
                                   (Unaudited)

                                                                                Combined                         Pro Forma
                                                                               Pro Forma                        as Adjusted
                                                                  Sahara      as Adjusted         NNG               for
                                       Historical                Pro-Forma     for Sahara      Pro Forma            NNG
                              Hain        NNG(c)    Sahara(c)   Adjustments   Acquisition     Adjustments       Acquisitions
Net sales............       $144,931     $51,748     $3,110                      $54,858                        $199,789

Cost of sales........         87,574      32,610      1,856                       34,466                         122,040
------------------------- ------------ ----------- ---------- -------------- ------------- ----------------- -----------------

Gross profit.........         57,357      19,138      1,254                       20,392                          77,749
------------------------- ------------ ----------- ---------- -------------- ------------- ----------------- -----------------

Selling, general and
   administrative                                                                 18,255                          55,487
   expenses..........         37,232      16,930      1,325

Depreciation of
   property and
   equipment.........            520         643         10                          653                           1,173

Amortization of
   goodwill and other
   intangible assets.          2,565         650                   76(13)            726         1,131 (17)        4,122

Restructuring and Other
   charges...........                      1,172                                   1,172                           1,172
                          ------------ ----------- ---------- -------------- ------------- ----------------- -----------------
                              40,317      19,395      1,335        76             20,815           831            61,954
                          ------------ ----------- ---------- -------------- ------------- ----------------- -----------------

Operating income (loss)       17,040        (257)       (81)      (76)              (414)         (831)           15,795
                          ------------ ----------- ---------- -------------- ------------- ----------------- -----------------

Interest expense, net          3,500       1,231                                   1,378         8,385 (19)        8,212

Amortization of
   deferred financing
   costs.............            244          43                   20(15)             63           237 (20)          544
                          ------------ ----------- ---------- -------------- ------------- ----------------- -----------------
                               3,744       1,274                  167              1,441         3,571             8,756
                          ------------ ----------- ---------- -------------- ------------- ----------------- -----------------

Income(loss) before
income taxes......            13,296      (1,531)       (81)     (243)            (1,855)       (4,402)            7,039

Provision for income                                                               3,971
   taxes.............          5,784       3,942         29                                     (5,711)(21)        4,044
                          ------------ ----------- ---------- -------------- ------------- ----------------- -----------------

Net income (loss)....         $7,512     $(5,473)     $(110)    $(243)           $(5,826)       $1,309            $2,995
                          ============ =========== ========== ============== ============= ================= =================

Earnings Per Common
   Share:

   Basic.............         $0.56                                                                              $0.22
                          ============
                                                                                                             =================

   Diluted...........         $0.49                                                                              $0.19
                          ============                                                                       =================

Common equivalent shares weighted:

   Basic.............         13,516                                                                             13,516

   Diluted...........         15,392                                                                             15,392


(c) NNG and Sahara have historically provided financial information under calendar year end December 31 reporting dates. The information provided herein is the actual nine month period ended March 31, 1999 financial information for each entity.

Pro Forma Combined Consolidated Financial Information

Pro Forma Statement of Operations Adjustments:

Note 1 - Westbrae Acquisition:

General

     On October 14, 1997, the Company completed the acquisition of Westbrae in a transaction that has been accounted for as a purchase. The cost of the acquisition (including transaction costs) amounted to approximately $24 million, plus the repayment of Westbrae debt of $2.1 million. To finance this acquisition, the Company repaid its existing credit facility with IBJ Whitehall Bank & Trust Company ("IBJ") with IBJ providing for a then new $30 million senior term loan and a $10 million revolving credit facility.

     Details of the pro forma adjustments relating to this acquisition and the financing are set forth below.

(1)  Elimination of Westbrae historical amortization of goodwill.

(2) Goodwill amortization with respect to goodwill acquired in the acquisition of Westbrae. Such goodwill is being amortized over a 40 year life.

(3) Increase in interest costs resulting from the financing of the Westbrae acquisition. The incremental interest adjustment was borrowed at approximately 8%.

(4) Adjustment of amortization of financing costs resulting from the New Credit Facility.

(5) Adjustment to historical provision for income taxes to eliminate the effect of net operating loss carryforwards utilized by Westbrae, the nondeductible portion of goodwill amortization and to adjust taxes to the expected effective tax rate following acquisition. The statutory tax rate used was 39%.

Note 2 - Acquired Companies

General

     On July 1, 1998, the Company acquired the following businesses and brands from the Shansby Group and other investors: Arrowhead Mills, Inc., DeBoles Nutritional Foods, Dana Alexander, Inc. (Terra Chips) and Garden of Eatin', Inc. ("Companies Acquired July 1, 1998") in a transaction that has been accounted for as a purchase. The purchase price was $80 million, less the assumption of approximately $20 million of debt. Approximately $40 million of the purchase price was paid by the issuance of 1,716 million shares of the Company's Common Stock. The Company borrowed approximately $40 million under a New Credit Facility with IBJ to fund the cash portion of the purchase price and to repay the $20 million of existing debt of the Acquired Companies.

     Details of the pro forma adjustments relating to this acquisition and the financing are set forth below.

(6) Adjustment of depreciation expense based on revaluation of fixed assets of the Acquired Companies.

(7)  Elimination of historical goodwill amortization of the Acquired Companies.

(8) Goodwill amortization arising from the acquisition of the Acquired Companies. Such goodwill is being amortized over a 40 year life.

(9)  Elimination of historical interest expense of the Acquired Companies.

(10) Adjustment of historical interest expense to reflect the additional long-term debt that will be incurred in connection with the acquisition of the Acquired Companies. the interest rate on these borrowings was 7.8%.

(11) Elimination of the write-off of deferred financing costs applicable to debt of the acquired companies paid off at the closing of the acquisition.

(12) Adjustment of income taxes to give effect to the pro forma pretax adjustments, the nondeductible portion of goodwill and to adjust for the expected effective income tax rate following acquisition. The statutory tax rate used was 39%.

Note 3 - Sahara Acquisition

     Details of the pro forma adjustments relating to this acquisition and the financing are set forth below.

(13) Goodwill amortization with respect to goodwill acquired in the acquisition of Sahara for the year ended June 30, 1998 and nine months ended March 31, 1999. Goodwill is being amortized over a 40 year life.

(14) Increase in interest cost resulting from the increased proceeds of the NNG term loan (borrowing rate of 8%) and issuance of the promissory notes (both promissory notes earn interest at a rate of 7.75%) in connection with the acquisition of Sahara for the year ended June 30, 1998 and nine months ended March 31, 1999.

(15) Reflects the adjustment to record the increased amortization associated with NNG's financing costs on its increased term loan for the year ended June 30, 1998 and nine months ended March 31, 1999.

Note 4 - NNG Acquisition

     Details of the pro forma adjustments relating to this acquisition and the financing are set forth below.

(16) Elimination of NNG pro forma combined historical amortization expense of goodwill for the year ended June 30, 1998 and nine months ended March 31, 1999.

(17) Goodwill amortization arising from the NNG acquisition (assuming a 40 year life) for the year ended June 30, 1998 and nine months ended March 31, 1999.

(18) Elimination of historical interest expense of all acquired companies for the year ended June 30, 1998 and for the nine months ended March 31, 1999 relating to the retired debt instruments.

(19) Adjustment of historical interest expense to reflect the new revolving credit facility, long term debt and convertible note issued in connection with the NNG acquisition for the year ended June 30, 1998 and nine months ended March 31, 1999. The $75 million term loan A bears interest at 7.8%; the $50 million term loan B bears interest at 8%; the interest charged on the revolving credit facility is at 7.8% and the $10 million convertible seller notes bear interest at 7%.

(20) Reflects the adjustment to record the increased amortization associated with the Company's financing costs on its new senior secured facility offset by the elimination of NNG's financing cost amortization for the year ended June 30, 1998 and nine months ended March 31, 1999.


(21) Adjustment of income taxes to give effect to the pro forma pre-tax adjustments, the nondeductible portion of goodwill and to adjust for the expected effective income tax rate following the acquisition for the year ended June 30, 1998 and for the nine months ended March 31, 1999. The statutory tax rate used was 39%.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            THE HAIN FOOD GROUP, INC.



Dated:  June 18, 1999       By:  /s/ Gary M. Jacobs
                                 ----------------------------

                                 Gary M. Jacobs
                                 Chief Financial Officer

                                  EXHIBIT INDEX


Number              Description

(2.1)* Agreement and Plan of Merger by and among The Hain Food Group, Inc., Hain
     Acquisition Corp. and Natural Nutrition Group, Inc. dated April 6, 1999

(4.1)* Form of Note.

20.1** Press release dated May 19, 1999.


----------

*    Previously filed with the April 1999 8-K.

**   Previously filed with Amendment No. 1 to the April 1999 8-K.